EXHIBIT 8.2

[Blake, Cassels & Graydon LLP Letterhead]

August 2, 2004

WASTE SERVICES, INC.
1122 International Blvd.
Suite 601
Burlington, Ontario
L7L 6Z8

Ladies and Gentlemen:

Re: Registration Statement on Form S-3

     We are acting as Canadian counsel to Waste Services, Inc., a corporation organized under the laws of the state of Delaware (the “Company”), in connection with the filing by the Company of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) relating to the Company’s registration of shares of common stock of the Company (the “Shares”) as set forth in the prospectus contained in the Registration Statement (the “Prospectus”).

     We hereby confirm that the discussion under the caption “Canadian Federal Income Tax Consequences”, insofar as such discussion represents legal conclusions or statements of Canadian federal income tax law, subject to the limitations and conditions set forth therein, constitutes our opinion as to the principal Canadian federal income tax consequences of the acquisition, ownership and disposition of the Shares by a person who is or is deemed to be resident in Canada at all relevant times, who deals with the Company at arm’s length, who is not affiliated with the Company and who holds “exchangeable shares” or “warrants” and will hold the Shares as capital property (as such terms are used in the Prospectus).

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the heading “Canadian Federal Income Tax Consequences” in the Prospectus.

Yours very truly,

/s/ Blake, Cassels & Graydon LLP